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                     [Letterhead of Best Best & Krieger LLP]




                                September 15, 1998


Nevada Power Company
6226 West Sahara Avenue
Las Vegas, NV 89146


Ladies and Gentlemen:

          We have acted as counsel to you, Nevada Power Company, a Nevada corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (File Nos. 333-______ and 333-_______) (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed issuance and sale of $70,000,000 in aggregate principal amount of (i) the Company's Junior Subordinated Deferrable Interest Debentures (the "Debentures"), issued pursuant to an Indenture (the "Indenture") to be entered into between the Company and IBJ Schroder Bank & Trust Company, as Trustee (the "Debenture Trustee"), (ii) preferred securities (the "Preferred Securities") of NVP Capital III, a trust formed under the laws of the State of Delaware (the "Issuer"), and (iii) the Company's guarantee with respect to the Preferred Securities (the "Guarantee") which will be issued pursuant to a Preferred Securities Guarantee Agreement between the Company and the trustee thereunder (the "Guarantee Agreement"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

          We have examined the originals, photocopies or conformed copies of all such records of the Company and all such agreements, certificates of public officials, certificates of officers and representatives of the Company and such other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examinations, we have assumed the genuineness of all signatures on original documents and the conformity to the originals of all copies submitted to us as conformed copies or photocopies. As to various questions of fact material to our opinion, we have relied upon representations, statements or certificates of officers and representatives of the Company, the Issuer and others. Based on the foregoing, it is our opinion that:

          (1) the Debentures, when (i) issued and duly executed and authenticated in accordance with the terms of the Indenture, in the form filed as Exhibit 4.1 to the Registration Statement (and assuming the due authorization, execution and delivery of the


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     Indenture by the Debenture Trustee), and (ii) delivered against payment therefor, will be legally issued and will constitute binding obligations of the Company.

          (2) the Guarantee, when issued pursuant to the Guarantee Agreement, in the form filed as Exhibit 4.6 of the Registration Statement (and assuming the due authorization, execution and delivery of the Guarantee Agreement by the trustee thereunder), will be legally issued and will constitute a binding obligation of the Company.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

          We are delivering this opinion to the Company, and no person other than the Company may rely upon it without our prior written consent.

                              Very truly yours,

                              /s/ Best Best & Krieger LLP

                              BEST BEST & KRIEGER LLP